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PROXY COMMUNICATION STATEMENT
On April 27, 2009, Biogen Idec filed a definitive proxy statement with the SEC in connection with the Company’s 2009 Annual Meeting. Biogen Idec’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at http://investor.biogenidec.com. The Company’s definitive proxy statement and other materials will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142 or by contacting our proxy solicitor, Innisfree M&A Incorporated, by toll-free telephone at (877) 750-5836.
PARTICIPANTS
Paul Clancy
Biogen Idec Inc. — Chief Financial Officer and Executive Vice President
Elizabeth Woo
Biogen Idec Inc. — Vice President, Investor Relations
PRESENTATION
Mark Schoenebaum — Deutsche Bank
I’m Mark Schoenebaum. Thanks for coming to the 34th Annual Deutsche Bank Healthcare Conference. They don’t let us say much in these introductions anymore so all I get to say is our next speaker is Paul Clancy, who is EVP and Chief Financial Officer of Biogen Idec, and the format will be similar to the other presentations you have been in, 10 to 15 slides and then the duration, we’ll just take your questions.
Paul Clancy
Thanks, Mark. Looking forward to a conversation today.
As usual, we will start with the forward-looking statements. As you can see here we will be making forward-looking statements. I refer you to the Safe Harbor on that, as well as all of our SEC filings, for our quarterly filings, as well you will note that we are in a proxy solicitation contest right now, and we have a number of filings on that as well.
I am going to take you through a couple of slides on historical performance, then I’d like to talk about our value drivers for the business TYSABRI®, life cycle management on AVONEX®, as well as the pipeline, and then we will reserve a fair amount of time for Q&A. I am going to pace through these pretty quickly because most of these investors have seen, through a number of our conversations over the last few months, we’ve had a very robust R&D Day, back at the end of March, which we thought was great, and shared with you the pipeline.
But I do want to kind of pull that back up. We’ve shared in a pretty fair amount of detail our TYSABRI plans, and we have certainly on our historical performance as well. But I’d like to set this up nevertheless, and then leave ample time for Q&A for Mark.
I’m going to start with our financial performance. This is a slide that outlines revenue, earnings per share, and free cash flow going back to pro forma 2003, so over the last six years. It is actually something that we are quite proud of, that we have delivered for shareholders very strong financial performance over this time period, 17% compound annual growth rate in the top line, that is actually been leveraged to 25% compound annual growth rate on the earnings per share line, and actually further leveraged down through the free cash flow line, and I will talk about that in a minute.
We are coming off of, in what certainly has helped this performance is a very, very strong 2008 performance. What’s embedded in these charts, you can actually see the acceleration, 2007 to 2008, very, very strong year as we benefited from the uptake curve of TYSABRI. In fact, 2008 was a 29% top line growth year and 34% on the non-GAAP earnings per share line.
Over this whole time period, we have been able to really drive some leverage in the business. In this time period we have actually brought SG&A as a percentage of sales down 500* basis points, R&D as a percentage of sales down 300 basis points. That’s allowed us to invest heavily and very strategically in the pipeline, and it allowed us of late to actually invest heavily in the commercial launch of TYSABRI.
Over this same time period we have had tremendous capital efficiency, which has largely gone in line with the net income growth. We have managed to really drive great cash flow, great net income, and keep our asset base really largely in check, and as a result, we have grown 810 basis points on return on assets over this time period, and over about 1300 basis points on return on equity, just kind of really underscoring the great financial fundamentals of the company.
A deeper lens and look at the product portfolio, we do have a relatively concentrated product portfolio made up of AVONEX, the RITUXAN® business, as well as TYSABRI, but it’s beginning to diversify, and in fact, TYSABRI now makes up, as of 2008, 15% of our revenue base, and we expect that to grow, and I think that’s important. Included in this is the fact that AVONEX actually continues to perform quite well on the revenue line. RITUXAN actually continues to perform quite well, as well.
I would also use this slide to try to point out, while TYSABRI is clearly our growth driver, the RITUXAN business, as well as the AVONEX business, remains extremely important to us because of the cash flow generation of both of those products. In fact, most investors can kind of understand the RITUXAN business as well as the AVONEX business quite well, and on a brand contribution basis, both of those businesses are north of 70% brand contribution; that’s covering

*	Corrected from original presentation of 600 basis points.

their SG&A, covering their allocated research and development costs. So very, very strong brands, which really kind of underscore the importance of keeping those products going as well.
During this time period, we have made the decision strategically, particularly of the last couple of years, to invest heavily in the pipeline. In those last couple of years have been the time period we’ve had the most amount of growth driven behind TYSABRI and the other products on the top line. That’s been a very conscious strategic allocation decision. Along the same time period that Dr. Pickett has come in to lead the R&D business, and it has actually been proven to be quite, quite fruitful.
So while delivering great financial performance, we have actually delivered really, really healthy growth in the pipeline. You can kind of see the time period of 2006, 2007, 2008, where we have actually expanded the quantity of the pipeline. Admittedly, this is a quantity chart, and I think what we shared with investors back at the end of March during R&D Day hopefully started to get a feel for the quality of the pipeline as well.
Additionally, you see that it has actually had growth across all parts of the pipeline. The discovery engine, the earlier pre-proof of concept engine, as well as the late part of the pipeline, which makes me feel good over the long haul that as we move the late stage pipeline forward, we can have the early stage pipeline replenished to late, and the Discovery pipeline actually replenish the early part of the pipeline. So it is a very, very promising pipeline that we feel at this time.
I am going to now move to what we think are the drivers of shareholder value, the big value drivers of our business, and it is really, this is a pretty simplistic chart. It is pretty hard to take the whole business plan of an organization and put it down to one chart, but this our best attempt, is that we think there are four big, big priorities for our Company.
One is to accelerate TYSABRI growth. I will actually talk a bit more about that in a couple of slides. The second is to extend the AVONEX and RITUXAN life cycle products through life cycle management. I will hit on AVONEX, PEGylated interferon program, but I won’t talk too much about RITUXAN, but will note that obviously we have second generation and third generation programs, including the GA101 program which we opted into in the fourth quarter of 2008, that actually really provide, in multiple different indications, the ability to extend that franchise.
Third would be advancing our robust pipeline. I will talk about that and share some points of view of that. And then the last is leveraging the cash in a very disciplined manner. No slides on that, but I would just point out what we have said over the last number of months is that one, we have a track record of trying to be disciplined with our cash, we have returned cash and shown the ability, if that is the right strategic choice to do that in a disciplined way, to return cash to shareholders. Right now, we continue to look for attractive acquisitions that actually can move the business forward strategically.

So, let’s talk a little bit about TYSABRI. This is a chart that outlines, on the left hand side is TYSABRI’s launch trajectory versus a couple of other very, very big biologic drugs, and on the right hand side, the top 20 biologic drugs in our business. And these are all rheumatoid arthritis drugs, so that what they do have in common with TYSABRI is a very specialty market, in a high unmet need, as well as one that is of chronic therapy.
These are all plotting the drugs back to their respective time equal to zero, for literally their launch date, and extending it out to essentially where TYSABRI is at this point, a little bit more than 30 months into launch. And what you can see in the take aways, that clearly you can’t see in the red line, that we actually had a slowing down of the growth in the second half of 2008. Most people obviously know about that.
But TYSABRI was on a launch trajectory, and we think continues to be on a launch trajectory of one of these top 20 biologic drugs, and very recently its at our annual run rate of $900 million. So we do think that the trajectory is very, very strong.
I want to talk to you now about how we are reaccelerating or putting plans in place to reaccelerate that growth. This slide lays out and outlines the essence, in a really relatively short form of the key marketing messages that we are trying to get across to physicians and to patients.
I will start on the right hand side and finish on the left hand side. The right hand side is all about reducing risk, and it is all about literally changing the view of PML to a more detectable and more manageable side effect, fundamentally different than the point of view in the perception of PML when it was introduced into the United States marketplace and in the rest of world over two years ago, where the outcome was viewed as quite potentially fatal, and the rate was viewed as quite ambiguous. We are starting to get greater and greater clarity, and our R&D organization led by Dr. Al Sandrock has done tremendous work on really identifying new methods of risk assessment, detection, and management of this side effect.
Moving to the left hand side is all about really the focus of our commercial organization right now, is reinforcing this powerful, powerful efficacy and what it really can do in terms of benefit for patients. The pyramid is a simple way of us actually kind of getting across the clinical data that we are using right now.
On the bottom part of the pyramid is the clinical data that actually comes from the pivotal studies, the 54% reduction in disease progression, the 68% reduction in relapse rate. Those were the standard measures in MS, and I think most people would agree that, generally speaking, that is about twice as efficacious; right, twice as efficacious as the other disease modifying drugs. And that’s largely about slowing the progression of the disease.
If you go to the middle of the pyramid, relatively new data, 30% free of disease activity. So that is not about slowing the disease but moving up in the pyramid about halting to the disease. And then at the top of the pyramid is new data as well, about 69% improvement in physical function.

So moving actually improvement in physical function from slowing the disease to halting the disease, to potentially reversing the disease.
This is a powerful, powerful efficacious drug of which we are moving our marketing messages toward that, and we are doing that across a lot of channels, and across a lot of customer bases, right? This on the little circle here tries to identify all of the channels that we use, our marketing plan, as well as all of the customers, doctors, nurses, nurse practitioners, direct to patients, patient associations, et cetera, et cetera.
This isn’t new ground for us. This is ground that we have actually emerged to have a leadership position over the last 10 or 12 years built on the AVONEX product. But I will pick on a couple of them that are probably most salient, at least in my perspective.
One is on the peer to peer programming. TYSABRI is a product that is very important for doctors to talk to doctors about it, early adopter doctors to talk other doctors about, and convey not only that pyramid of information, but what they’re seeing in their clinical practice, and what they’re seeing in terms of the dramatic, dramatic impact that it can have in terms of improvements for patients.
The other one I point out is patient services. This is probably something that we don’t talk as much about at Biogen Idec, but over a dozen years ago, we started a patient services group where we launched AVONEX. This was a group of professionals that are inside people, that with are working on the phones with AVONEX patients, to help them through insurance verification, to help them through side effect management. We have replicated that, and we have a dedicated group of people to do that with TYSABRI.
It is remarkable the stories and the interactions that patients have with these professional folks down in our Research Triangle Park organization. It is truly, there are over 800,000 calls that are done over the course of the year from these folks, Biogen Idec employees, to patients and MS sufferers. And it really is dramatic and can help the product go forward.
This chart lays out, we have shown this as well, is that a question that is asked in our market research about the physician confidence on the drug, and the question goes like this, does TYSABRI’s benefits outweigh the risk it poses to MS patients? And if you look back, we have asked this similar question in the same market research, going back to the first half of 2006, and you can see the progression, as we are marching through the second half of 2006, into ‘07, and then right into the first half of 2008, where we are getting a greater and greater level of confidence as it relates to TYSABRI’s benefit outweighing the risk.
That was impacted, nevertheless, by the first couple of cases of PML on July 31st last year. And we did see a drop going into the latter half of the year, most notably going deep into the third quarter and then into the fourth quarter, we saw that drop almost back to the time that we actually were launching the brand in the first half of 2006. It has begun to come back. We think it has begun to come back on the heels of the commercial efforts, and on the heels of the medical efforts around the management of PML, and we have got it back as well, close to where it was in the first half of 2008.
Lots of investors, when we have shown this chart, have asked me when is the attitudinal information, this is attitudes from physicians, when does it change into behavioral data, when does that attitude turn into scripts. We are seeing the early read of that now, and the banner down at the bottom gives you a glance towards that, and actually this is new information that more than 200 net new TYSABRI patients, per week on average, were added worldwide in both March and April of 2009. That is actually a contrast to our reported numbers late in Q3 and in Q4, and even going into Q1 of this year, where we had a lower number than the 200 net new patients added per week.
So we see it as solid progress of an early indication that the marketing messages are working, that the efficacy message is getting across, that physician and patient confidence is returning, and we are seeing it across the United States, as well as the rest of the world, and we are seeing it actually being improvement in terms of lower discontinuations in more net new patients coming in to the top of the funnel as well.
I will move now on to AVONEX, and just to say a couple of words. People are very familiar with the product, that it has grown from a $1.2 billion brand in 2003 to a $2.2 billion brand for the full year 2008. We are excited about the fact that we are now moving into imminently, moving into a pivotal trial, a Phase III trial, for PEGylated interferon beta 1a molecule.
We have talked a lot about this at R&D Day from a scientific perspective; I would like to just provide perspective from a patient perspective. What it really does is it takes all of the benefits of AVONEX and actually extends those, or makes those even better. And the product is designed to be a subcu, so it takes probably the one not so great benefit of AVONEX being intramuscular, moves it to a subcu, and it and takes the great benefit of AVONEX being weekly administration, and moves it to either twice a month or once a month, both of which are being studied.
Now moving on to the value drivers around the pipeline. I won’t obviously, for the benefits of time, go through all of this, but just the core concept I would like to get across is that it is a very robust, very deep pipeline. It is a balance in the pipeline between best in class molecules, or fast follower molecules that are novel molecules, and it’s balanced across a number of therapeutic areas: neurology, a lot in MS, as well as Parkinsons, shot on goal with respect to Alzheimer’s, oncology, immunology, and then the emerging area for us of cardiopulmonary, or acute hospital pipeline. And it has been recognized externally.
This is a chart we have used that highlights the fact that Moody’s, independently of all the issuers that they follow in the biotech and pharmaceutical space, they have actually rated Biogen Idec the highest on late stage pipeline quality. They take the essence of your pipeline, they actually probability adjust it, and they measure that up against your revenue base. So it is really a measure of how good is your pipeline, vis-a-vis the size of your company. They also then look at diversity of the pipeline in terms of the number of disease areas and therapeutic areas, and we rank extremely high on that as well.
I will now turn it over to Mark to get us started on Q&A.
Mark Schoenebaum
I will have to start calling on people randomly. I am kidding.
Paul Clancy
This is the problem of having the waffle machine going right before the presentation.
Mark Schoenebaum
That’s true. Maybe you can just talk a little bit, Paul about use of cash. You have done a variety of things over the last several years, business development, in-licensing, acquisition, and share buy back. It has been a while since you have done anything large. Where is your head now?
Paul Clancy
Great question. I think a lot of people have heard me say this stuff on earnings calls or investor conferences, so if I disappoint you and get you frustrated that it’s the same old stuff from Clancy, I apologize in advance, but it will be a little bit of the same old stuff.
But here are some of the perspectives I would give you. Over the last handful of years, we have looked across the whole value chain, Phase I, Phase II, Phase III, marketed products. Our activity has mostly been in the pre-proof of concept, so you start it off, Mark, kind of moving towards, oh we focus there, but I would say it is more we have gotten deals done there, not we haven’t looked at across the whole spectrum.
Our belief over the last number of years, particularly if you go back two years ago, three years ago, is that, while there are attractive assets, there probably weren’t attractive valuations later in the pipeline, call it in the marketed products. Our bias now is much more towards products that actually can help our revenue growth in the next one, two, three, four year time period, so that is certainly our bias now. Our bias is to try to do that in the therapeutic areas that we’re in now.
I think that is likely code for oncology, acute specialty, neurology, although admittedly, I think we feel that in MS, that we largely have a very robust pipeline across a lot of aspects of MS. And I think right now, we are trying to do that, and the core reason is that we actually see that the equity prices in the marketplace have come down, such that you can create shareholder value today. Now, it is about execution and trying to get it done. And certainly we have been trying to, for the time being, be diligent and hold on to the cash position that we have now.
Mark Schoenebaum

Okay. Fair enough, and then along those lines, you guys have done a good job I think of building the pipeline over the last three or four years. One of the side effects is the R&D line, it’s something on the order of 26% or 27% of revenue, which I think is a bit higher than your peers. Any thoughts longer term on that?
And then maybe with that I will ask, the other question. You gave I think in ‘07 longer term guidance, any plans to update the longer term guidance to take us out beyond 2010, that’s sort of embedded I guess in the R&D spending question?
Paul Clancy
Okay.
Mark Schoenebaum
And a third part, no I’m just kidding.
Paul Clancy
Mark you did, you have got the whole show today. You don’t have to give three questions at the same time. All right. Let me see if I can try to get the couple of questions across.
The first one was R&D kind of as a percentage of sales, how do we think about it. Yes, I think the short answer is that we would like, we have driven R&D as a percentage of sales down, right, over the last handful of years it has been down 300 basis points. We would like to see that get down further.
What I also nevertheless did say at R&D Day is that we have to look at this on a project by project basis. If there are good, good projects in the business that’s a better problem to have, is that, and I have said before, coming into 2009, I would have much rather have had LT-beta been successful at Phase II and had pressure in the R&D line to move that product into Phase III.
So, it is a good problem to have when your Phase III pipeline is actually more, as opposed to less. We are working hard to try to bring down other aspects of the R&D engine, or the R&D, notably infrastructure, and trying to get more efficient on the manufacturing front as well. So we will work real hard on that.
And the other thing I would say is that, if there are times in years that we don’t get what we kind of broadly want to achieve in terms of leverage on the R&D line, what we do is try to get greater leverage on the SG&A line, and actually we have done that over the last couple of years, right, and it is not always a straight line for each one of these. And I think we put a greater emphasis on ensuring and trying to drive very strong operating margin in its totality. That was one of your questions.

Mark Schoenebaum
The long term guidance question.
Paul Clancy
Long term guidance, I think we are kind of into year one in change on a three-year set of goals, and I think we want to keep our eye focused on achieving those set of goals.
Mark Schoenebaum
Okay. Fair enough. Questions?
Unidentified Audience Member
(Inaudible) with regard to operating, you talk about net new patient adds and then there is the other issue of doctors that are discontinuing patients after a certain number of months or going on drug holidays. So when you combine, if you looked at three measures, the net new adds you’re adding, the percentage of doctors that are going on drug holidays with their patients or on discontinuations, and you look at the trends in all three as a measure of the information that is out there and what you’re trying to communicate, how do you see the three trends of those occurring, and how do they add up to growth over the next couple of years?
Paul Clancy
Good question. Thank you. All right, first kind of qualifier, is simply the most insightful part of the information is in the United States, so when I kind of talk about these dynamics, which is a good way to think about the business, it really is from insights in the United States. When we step outside the United States, it gets a little bit cloudier, just because the TOUCH program is so rich inside the United States that we have a lot more access to that.
Now with that said, inside the United States, the first point I would say is that we actually haven’t, and we have said this on the calls, the last couple of calls, we haven’t seen this meaningful drug holiday kind of occurrence. We’re aware of it, we hear from the physician community, as you do, about that, but we haven’t seen it really play out in the numbers.
So when I talk about discontinuations, I really am talking about it in the aggregate of discontinuations, and in fact, late in 2008, for example, we analyzed pretty hard all of the discontinuations, and there wasn’t a meaningful pattern that led you to believe it was based on a duration of therapy, right, so that kind of gives you this hint it was really patients and physicians at the time making a decision. So we are not really seeing that as a big, meaningful trend; we’re just seeing discontinuations. And we have also seen that begin to moderate from what we saw in the back half of 2008.

Over time, now take a pull back, a longer perspective on this, discontinuations happen on ABCRs, and the degree, the percentage is remarkable. And I think when you analyze this business on a monthly basis, on a quarterly basis, on a yearly basis, particularly the ABCR business, it would be appear that it’s kind of a straight line.
The truth of the matter is that anywhere from 15% to 25% of everybody on ABCRs has stepped off of therapy. They generally do that, at least from the market research that I read, they generally do that because of flu-like symptoms early on in the disease, needle kind of phobias, or there’s a breakthrough that’s an exacerbation, and they step off it looking for something different, the patients and physicians, in aggregate, make a decision about doing that.
We fundamentally would love to see, as it relates to TYSABRI, if you think about those three core reasons, there’s a good shot it doesn’t have to apply to TYSABRI. So we would like to see over time that TYSABRI to have a lot more stickiness on a given patient as that patient goes through a cohort.
Unidentified Audience Member
Excuse me. And Paul, the patient numbers you gave today for TYSABRI, 200 net adds in both March and April, I don’t have all my notes with me, but in 1Q, was it 189?
Elizabeth Woo
(Inaudible)
Unidentified Audience Member
And that was an average over the quarter? Okay, so basically it clearly has accelerated from at least early in 1Q?
Paul Clancy
Yeah, this is...
Unidentified Audience Member
And was the April data new, have you talked about that?
Paul Clancy
Yes, the April data is new. The way I characterize it is that November, December, January, February is when we saw a significant slowdown in the number of net patient, new patient adds.

March and April have both now seen 200 net new patient adds world wide on average, that is net, so it is patients coming in as well as the impact of discontinuations. So I think it is solid, it is progress. Marketing plans are built brick by brick and month by month, but I think it is solid progress.
Unidentified Audience Member
(Inaudible)
Paul Clancy
Both. Yep.
Mark Schoenebaum
A simple question, but a question there’s been a lot of confusion around. Can you review for us what has happened with AVONEX patient share over the last three or four years, and then put that in the context of overall MS share for Biogen.
Paul Clancy
Yes, let me start with overall MS share. Now you’re jogging my memory here, Mark. Overall MS share, and this would be the combination of AVONEX and TYSABRI, and Elizabeth hit me if I ... I think it is in the high 30’s, at this point call it 38%. If you go back to two or three or four years ago, it was probably between 29% and 31%.
And the only thing I would note is that there’s always confusion about market share. The IMS is a very limited glimpse, because it actually doesn’t have all of the specialty channels in it, and I think most of the analysts actually kind of see that as probably not even a good leading indicator of the business right now.
There’s a difference between the United States and international. And if we zone in on AVONEX specifically, we actually have had more or less stable share in international, and we have actually had a little bit of share erosion in the United States over the last few years. And then the last, final point I would make is our goals that we really focus on internally, which we articulated at the end of 2007, our goals for 2007 to 2010, specific to AVONEX, are about trying to hold on to share in the ABCR market.
So we actually are quite fine with the business kind of moving to TYSABRI. Our objective is trying to do is to hold on to it in the ABCR market business.
Mark Schoenebaum

A couple of quick ones, because we’re running out of time. Now in Europe I know that a bio-similar interferon beta could theoretically launch. So far, one was rejected I think, by the EMEA, any intelligence there that someone else has filed or expecting any bio-similar interferon?
Paul Clancy
No, a good question. It could happen. We don’t have any intelligence. Our ears are to the ground, and we hope we would know, given the fact that we are in every clinic across all of western Europe.
Mark Schoenebaum
Okay, and then I haven’t had a chance to ask you, but your perspective on the some of the new oral therapies for MS? I cornered Doctor Sandrock at AAN.
Paul Clancy
He’s got a much better perspective, but I share his perspective, nevertheless, which, I mean we have always thought, we have always planned for those to come to the marketplace, and that is all part of our business planning. I think that equating oral to ... oral is clearly a high unmet need for MS sufferers. I don’t think that you can extend that very specifically when you actually have the risk-benefit profile of some of the first two emerging products.
Mark Schoenebaum
Fair enough. Any last second questions, we have ten seconds left? We are over time by ten seconds. We have to wrap up. Thank you, very much, Paul. We appreciate it.
Paul Clancy
Thank you, Mark.